Exhibit 10.1


INDALEX                                               Timothy Stubbs
ALUMINUM SOLUTIONS                                    Chief Executive Officer

                                                      Indalex Inc., Suite 450
                                                      75 Tri-State International
                                                      Lincolnshire, IL  60069
                                                      Telephone: 847-810-3000


April 10, 2008

                                            Revised

MR. JOHN R. BAGNUOLO
2793 Wedgewood Drive
Naperville, IL. 60565



Dear John,

I am pleased to offer you the position of Chief Operations Officer (COO) for Indalex Inc. In this role, you will be an officer of the Company and participant on the Leadership Team. This position is domiciled at the Company's headquarters in Lincolnshire, Illinois. You will report directly to me. Your anticipated start date will be by mutual agreement. A summary of the details pertaining to this offer is as follows:

Base Salary:      Your starting bi-weekly salary  will  be $9,615.38 (equivalent to $250,000 annually less applicable withholdings).

Bonus Plan:       You will also be eligible to  participate  in  our  Management
                  Incentive  Plan  (the  "Plan")  subject to the Plan  rules  as
                  outlined  in   the  Plan  document,  at  a  50%  target  level
                  to a maximum  opportunity  of 100% of eligible base  earnings.
                  Your participation in the Plan during calendar year 2008 will be on a prorated basis. For the performance years 2008, 2009 and 2010, we will guarantee you a minimum bonus payout of $30,000. This payment will be made regardless of whether a bonus amount is earned.

Stock Options:    Once employed, you will be eligible for stock options in the amount of 5,000 shares. These share options would vest at the rate of 20% per year.

Transition        To ease your  transition  to  Indalex,  you  will  be provided
Payments:         transition payments in  the  gross  amount $35,000 on each  of your second,  third and fourth employment anniversary with the company.  These  payments  will be made in lump  sum  and  are contingent upon  you being actively employed with  the company at  the  time such  payments  become  due.  Please  note  that amounts paid  as  a  transition  payments  shall be considered income and  subject  to  applicable  taxes  but  shall  not be considered  part  of  your salary.  These  payments shall  not
                  be   considered in  the  calculation  of bonus plan, or in the
                  calculation  of  any  base  salary  related  benefits,  or  in the  calculation  of  amounts  owing  to  you during a claimed
                  notice  period,   in   the  event  that  your   employment  is
                  terminated for  whatever  reason that termination occurs.

Car Allowance:    You will be provided a car allowance in the amount of  $850.00 per month less applicable withholdings.

Miscellaneous:    You will  be  provided  a  laptop and  cellular  telephone for purposes of conducting  business  on  behalf  of  the  Company
                  (details will follow).

John Bagnuolo
April 10, 2008

Page 2

Benefits:         You will be eligible for group  medical,  hospitalization  and disability  plans on the 1st day of the month  following hire.
                  Your life insurance, under our company group plan, will amount to 1 times annual base  salary.  We also have a 401(k) plan in which you will be  eligible to  participate  on the 1st day of the month  following 60 days of service.  Correspondence  from
                  Scudder  will be mailed to your  home.  If you do not  contact
                  Scudder  by  your   effective   eligibility   date,  you  will
                  automatically be enrolled in the Scudder Stable Value Fund with a 3% contribution.

Vacation:         You will be  eligible  for four (4) weeks of  vacation in 2008 and each year thereafter until you become eligible for additional weeks of vacation in accordance with Company policy.

In consideration of your continued service to the Company as Chief Operations Officer and in further consideration of your particular responsibilities, in the event your employment is terminated by the Company, for reasons other than "Cause" the Company is prepared to provide you with the following severance terms, provided you execute our standard release:

     o For this purpose, "Cause" will be defined as a violation of an ethical or legal code including but not limited to the Company's Code of Conduct.
     o Upon commencement of employment, you would receive on termination a lump sum representing twelve (12) months of annual base pay or at the Company's election your base pay will be payable as salary continuation through the regular payroll, for the twelve (12) month period subsequent to your Termination Date. By way of example, if your employment were terminated, for other than cause, you would receive twelve (12) months of severance pay.

You agree that during the employment relationship you will not do or prepare to do, and for six (6) months after termination of your employment with the Company you will not do any of the following: (a) compete with the Company in any way,
(b) furnish services or advise (as an employee, independent contractor or in any other capacity) to any competitor of the Company, (c) solicit or suggest to any employee, customer, or other person or entity having or contemplating a business relationship with the Company to end or curtail that relationship or to refrain from entering into such relationship.

You represent and warrant that: you are not party to or bound by any non-competition, non-solicitation, confidentiality or other agreement or restriction that purports to prevent or restrict you in any way or to any extent from (A) engaging in the employment that you have been offered by the Company;
(B) soliciting or inducing any person to become a customer of the Company; (C) soliciting or inducing any person to become an employee of the Company; (D) soliciting or inducing any person to enter into any other business relationship with the Company; (E) using any information and expertise that Employee possesses (other than information constituting a trade secret of another person under applicable law) for the benefit of the Company; or (F) performing any obligation under this Agreement.

You agree that you will not use in the course of your employment with the Company disclose to the Company or its personnel, any information belonging to any other person that is subject to any confidentiality agreement with or constitutes a trade secret of another person.

As you may know, federal law requires that you provide evidence of your eligibility for employment under the Immigration Reform and Control Act of 1986. Accordingly, on the first day you report for work, please bring with you documents that establish both identity and employment eligibility (using the list of acceptable documents included in your new hire package).

John Bagnuolo
April 10, 2008

Page 3

As you may know, federal law requires that you provide evidence of your eligibility for employment under the Immigration Reform and Control Act of 1986. Accordingly, on the first day you report for work, please bring with you documents that establish both identity and employment eligibility (using the list of acceptable documents included in your new hire package).

As a condition of employment, you will be required to take and successfully pass a pre-employment drug screen. This offer is also subject to and contingent upon confirmation of your references, a pre-employment background investigation and consumer report, your agreement to the company's code of conduct and use of direct deposit and ADP iPayStatements for your paychecks.

Employment with the company is at the mutual consent of each employee and the company. Accordingly, while the company has every hope that your employment relationship will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at-will, at any time, with or without cause or advance notice. It is also important to note that no individual, other than the company's Senior Vice President of Human Resources, has the legal authority or ability to alter the at-will nature of the employment relationship. The Senior Vice President of Human Resources of the company can only alter the at-will nature of the employment relationship if he does so in a written agreement that is signed both by him and by you. This represents an integrated agreement with respect to the at-will nature of the employment relationship and must be agreed to as a condition of your acceptance of this offer of employment.

This letter confirms all understandings Indalex has reached with you concerning your employment offer. If it is in any way inconsistent with anything previously discussed, please contact me immediately. Should you have any questions concerning this letter or any other issue, please feel free to contact Dale Tabinowski, Senior Vice President, Human Resources at 847-810-3225 or 847-612-2091 (cell).

John, we feel confident that you will find this opportunity both challenging and rewarding and look forward to you joining the Indalex Team.

Sincerely,

/s/Tim Stubbs

Timothy Stubbs
Chief Executive Officer
Indalex Inc.

cc:   Dale Tabinowski

  UPON ACCEPTANCE OF THE ABOVE OFFER, PLEASE SIGN AND RETURN TO Dale Tabinowski


                  OFFER ACCEPTED:


                   /s/J. R. Bagnuolo
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                  SIGNATURE

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                  John Bagnuolo

                   4/16/2008
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                  DATE